Exhibit 3.2

NAVIDEA BIOPHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATIONS, VOTING POWERS,

PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE

RIGHTS OF SERIES D REDEEMABLE CONVERTIBLE PREFERRED STOCK

It is hereby certified that:

I.           The name of the corporation is Navidea Biopharmaceuticals, Inc. (the “Corporation”), a Delaware corporation.

II.          Set forth hereinafter is a statement of the voting powers, preferences, limitations, restrictions, and relative rights of shares of Series D Redeemable Convertible Preferred Stock hereinafter designated as contained in a resolution of the Board of Directors of the Corporation pursuant to a provision of the Certificate of Incorporation of the Corporation permitting the issuance of said Series D Preferred Stock by resolution of the Board of Directors:

1.	Designation and Rank.

(a)

Designation. The designation of such series of the Preferred Stock shall be the Series D Redeemable Convertible Preferred Stock, par value $.001 per share (the “Series D Preferred Stock”). The maximum number of shares of Series D Preferred Stock shall be One Hundred Fifty Thousand (150,000) Shares.

(b)

Rank. The Series D Preferred Stock shall rank prior to the common stock, par value $.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Corporation which by their terms do not rank on a parity with or senior to the Series D Preferred Stock (“Junior Stock”). The Series D Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

(c)	Original Issuance Price. The “Original Issuance Price” for the Series D Preferred shall be $100 (One Hundred Dollars) per share.

(d)	Certificates. The shares of the Series D Preferred Stock shall be issued in book entry and not in physical certificates.

2.

Dividends. Whenever the Board of Directors declares a dividend on the Common Stock, each holder of record of a share of Series D Preferred Stock, or any fraction of a share of Series D Preferred Stock, on the date set by the Board of Directors to determine the owners of the Common Stock of record entitled to receive such dividend (the “Record Date”) shall be entitled to receive, out of any assets at the time legally available therefore, an amount equal to such dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series D Preferred Stock could be converted on the Record Date, without regard to Section 6(m) hereof.

3.	Voting Rights.

(a)

Class Voting Rights. The Series D Preferred Stock shall have the following class voting rights. The Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series D Preferred Stock vote separately as a class, amend, alter or repeal the provisions of the Series D Preferred Stock so as to adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock. So long as at least 25% of the shares of the Series D Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series D Preferred Stock vote separately as a class: (i) repurchase, redeem or pay dividends on (whether in cash, in kind, or otherwise), shares of the Corporation’s Junior Stock; (ii) effect any distribution with respect to any Junior Stock.

(b)

General Voting Rights. Except with respect to transactions upon which the Series D Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above, the Series D Preferred Stock shall have no voting rights. The Common Stock into which the Series D Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Corporation.

4.	Liquidation Preference.

(a)

In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series D Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus of any nature, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock, an amount per share of Series D Preferred Stock calculated by taking the total amount available for distribution to holders of all the Corporation’s outstanding Common Stock before deduction of any preference payments for the Series D Preferred Stock, divided by the total of (x) all of the then outstanding shares of the Corporation’s Common Stock plus (y) all of the shares of the Corporation’s Common Stock into which all of the outstanding shares of the Series D Preferred Stock can be converted, and then (z) multiplying the sum so obtained by the number of shares of Common Stock into which such share of Series D Preferred Stock could then be converted (the “Liquidation Preference Amount”). The liquidation payment with respect to each outstanding fractional share of Series D Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series D Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series D Preferred Stock), or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series D Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series D Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Corporation.

(b)

A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of transactions in which more than 50% of the voting shares of the Corporation is disposed of or conveyed, shall be, at the election of the holders of a majority of the Series D Preferred Stock, deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4; provided, however, that any such transaction shall not be deemed to be a liquidation, dissolution or winding up unless such transaction is approved by the Board of Directors of the Corporation and the holders of the Series D Preferred Stock do not control the Board of Directors. In the event of the merger or consolidation of the Corporation with or into another corporation that is not treated as a liquidation pursuant to this Section 4(b), the Series D Preferred Stock shall maintain its relative powers, designations and preferences provided for herein (including any adjustment required under Section 6(c)v hereof) and no merger shall result inconsistent therewith.

(c)

Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series D Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

5.	Redemption.

(a)

Voluntary Redemption. The Company may elect to redeem the Series D Preferred at any time by providing the notice required by Section 5(b) and by paying a redemption price equal to $110 (One Hundred and Ten Dollars) per share (the “Redemption Price”) in cash or if the Corporation has an effective registration statement covering the resale of the number of shares of Common Stock required to be issued, to pay the Redemption Price in shares of Common Stock at the then-current Fair Market Value (as defined below).

(b)

Procedure. Within fifteen (15) days but no more than thirty (30) days after such date that the Corporation elects to exercise its rights under Section 5(a) (the “Redemption Date”), the Corporation shall deliver written notice, via overnight courier, to each holder of record of the Series D Preferred Stock to be redeemed (at the close of business on the business day next preceding the day on which notice is given) at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s shares to be redeemed (the “Redemption Notice”). Each holder of Series D Preferred Stock to be redeemed shall surrender to the Corporation the shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such book entry statement as the owner thereof and such shares shall be cancelled. In the event less than all the shares held by any such holder are redeemed, a new book entry statement shall be issued representing the unredeemed shares.

(c)

Effect of Redemption; Insufficient Funds. From and after a Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of shares of Series D Preferred Stock designated for redemption in the Redemption Notice relating to such Redemption Date (except the right to receive the applicable Redemption Price without interest upon surrender of their shares) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series D Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series D Preferred Stock to be redeemed on such Redemption Date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to each such holder’s shares of Series D Preferred Stock which are subject to redemption on such Redemption Date, provided the Corporation had elected to pay the Redemption Price in cash. The shares of Series D Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series D Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on a Redemption Date but which it has not redeemed, provided the Corporation had elected to pay the Redemption Price in cash.

(d)

Interest. If any shares of Series D Preferred Stock are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to eight percent (8%) (increased by one percent (1%) for each month following the Redemption Date until the applicable Redemption Price, and any interest thereon, is paid in full, not to exceed twelve percent (12%)), with such interest to accrue daily in arrears and be compounded monthly; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”); provided, however, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law. Accrued interest under this Section 5(d) shall be paid in cash.

6.	Conversion. The holders of Series D Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)

Right to Convert. At any time on or after the issuance of the Series D Preferred Stock, the holder of any such shares of Series D Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 6(m) herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series D Preferred Stock held by such person (the “Voluntary Conversion Amount”) into a number of fully paid and nonassessable shares of Common Stock equal to the Original Issuance Price divided by 90% of the then-current Fair Market Value of Common Stock (subject to the adjustments set forth in Section 6(c) herein, the “Conversion Rate”). “Fair Market Value” means the closing price on the principal market for the Common Stock on the day prior to the Voluntary Conversion Date if the principal market is the NYSE American, or the average closing price of a share of Common Stock on the principal market on which such shares are then trading for the 20 trading days immediately preceding such date. The Company shall keep written records of the conversion of the shares of Series D Preferred Stock converted by each holder.

(b)	Mechanics of Voluntary Conversion. The Voluntary Conversion of Series D Preferred Stock shall be conducted in the following manner:

i.

Holder’s Delivery Requirements. To convert Series D Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall transmit by facsimile (or otherwise deliver), for receipt on or prior to 3:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Corporation.

ii.

Company’s Response. Upon receipt by the Corporation of a facsimile copy of or email containing a Conversion Notice, the Corporation shall immediately send, via facsimile or email, a confirmation of receipt of such Conversion Notice to such holder and the Corporation or its designated transfer agent (the “Transfer Agent”), as applicable, shall (x) that same business day if such Conversion Notice was received prior to 1:00 p.m. Eastern Time or (y) the next business day if such Conversion Notice was received after 1:00 p.m. Eastern Time, issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. Upon fulfillment of the Conversion by the Company, that number of shares of Series D Preferred Stock converted shall automatically be cancelled on the books of the Company without any further action from the holder.

iii.

Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series D Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

iv.

Company’s Failure to Timely Convert. If within the time allotted pursuant to Section 6(b)(ii) (the “Share Delivery Period”) the Corporation shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series D Preferred Stock (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder, the Corporation shall pay additional damages to such holder on each business day after such second (2nd) business day that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not so issued to the holder on a timely basis pursuant to Section 6(b)(ii) and to which such holder is entitled and (B) the closing bid price of the Common Stock on the last possible date which the Corporation could have issued such Common Stock to such holder without violating Section 6(b)ii. If the Corporation fails to pay the additional damages set forth in this Section 6(b)iv within five (5) business days of the date incurred, then such payment shall bear interest at the rate of one percent (1%) per month (prorated for partial months) until such payments are made. Any damages under this Section 6(b)(iv) shall be paid in cash.

(c)	Adjustments of Conversion Rate.

i.

Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date of initial issuance of the Series D Preferred Stock (the “Issuance Date”) effect a stock split of the outstanding Common Stock, the Conversion Rate shall be proportionately increased. If the Corporation shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Rate shall be proportionately decreased. Any adjustments under this Section 6(c)i shall be effective at the close of business on the date the stock split or combination occurs.

ii.

Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Rate shall be increased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Rate then in effect by a fraction:

(A)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately following the time of such issuance or the close of business on such record date; and

(B)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance.

iii.

Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of Series D Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation which they would have received had their Series D Preferred Stock been converted into Common Stock on the date of such event (without regard to Section 6(m) hereof) and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 6(c)iii with respect to the rights of the holders of the Series D Preferred Stock.

iv.

Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series D Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 6(c)i, 6(c)ii, 6(c)iii, or a reorganization, merger, consolidation, or sale of assets provided for in Section 6(c)v) then, and in each event, an appropriate revision to the Conversion Rate shall be made and provisions shall be made so that the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share of Series D Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series D Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change (without giving effect to the limitations set forth in Section 6(m) hereof), with any further adjustment as provided herein.

v.

Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Corporation (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Sections 6(c)i, 6(c)ii, 6(c)iii, or a reclassification, exchange or substitution of shares provided for in Section 6(c)v), or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties or assets to any other person that is not deemed a liquidation pursuant to Section 4(b) (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Rate shall be made and provision shall be made so that the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share of Series D Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from the Organic Change as the holder would have received as a result of the Organic Change and if the holder had converted its Series D Preferred Stock (without regard to Section 6(m) hereof) into the Corporation’s Common Stock prior to the Organic Change.

vi.

Record Date. In case the Corporation shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(d)

No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series D Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series D Preferred Stock shall have been issued.

(e)

Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Rate or number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series D Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series D Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series D Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(f)

Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series D Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(g)

Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (i) upon hand delivery, telecopy or facsimile at the address or number designated in the Subscription Agreement (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express overnight courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Company will give written notice each holder of Series D Preferred Stock at least ten (10) days prior to the date on which the Corporation takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. Subject to Section 4(c), the Corporation will also give written notice to each holder of Series D Preferred Stock at least ten (10) days prior to the date on which any Organic Change will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(h)

Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date, as applicable, or (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder.

(i)

Reservation of Common Stock. The Company shall, so long as any shares of Series D Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series D Preferred Stock then outstanding (without regard to the limitations on conversion set forth in Section 6(m) hereof).

(j)

Retirement of Series D Preferred Stock. Conversion of Series D Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date. The Company shall keep written records of the conversion of the shares of Series D Preferred Stock converted by each holder. Such Voluntary Conversion shall act as a cancellation the shares of Series D Preferred Stock set forth in a Conversion Notice. A delivery of original certificates pursuant to Section 6(b)i shall be deemed to comply with the requirements of this Section 6(j).

(k)

Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series D Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

(l)

No Preemptive Rights. Except as provided in Section 6 hereof, no holder of the Series D Preferred Stock shall be entitled, by virtue of being a Series D Preferred Stock holder, to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

(m)

Conversion Restriction. Notwithstanding anything herein to the contrary, at no time may a holder of shares of Series D Preferred Stock convert (or have its Series D Preferred converted pursuant to a Redemption) shares of the Series D Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion or Redemption would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series D Preferred Stock providing the Corporation with sixty-one (61) days’ notice (pursuant to Section 6(g) hereof) (the “Waiver Notice”) that such holder would like to waive this Section 6(m) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series D Preferred Stock, this Section 6(m) shall be of no force or effect with regard to those shares of Series D Preferred Stock referenced in the Waiver Notice. Notwithstanding the foregoing, in no instance shall the Corporation issue that number of shares of Common Stock to any holder of shares of Series D Preferred such that the holder would be the beneficial owner of more than 9.99% of all of the Common Stock outstanding at such time. This 9.99% limitation may not be waived. Further, and notwithstanding anything herein to the contrary, the aggregate number of shares of Common Stock that the Corporation may issue in connection with the conversion of shares of Series D Preferred as provided for herein may not exceed that number of shares which equals 19.99% of the Corporation’s outstanding shares of Common Stock as of the initial Issuance Date (rounded down to the nearest full share) (the “Exchange Cap”), unless Corporation stockholder approval is obtained to issue more than the Exchange Cap in accordance with the rules of the principal market for the Common Stock, provided that the Corporation may or may not seek such stockholder approval in its sole discretion.

7.	Inability to Fully Convert.

(a)

Holder’s Option if Company Cannot Fully Convert. If, upon the Corporation’s receipt of a Conversion Notice, the Corporation cannot issue shares of Common Stock for any reason, including, without limitation, because the Corporation (i) does not have a sufficient number of shares of Common Stock authorized and available, or (ii) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities from issuing all of the Common Stock which is to be issued to a holder of Series D Preferred Stock pursuant to a Conversion Notice, then the Corporation shall issue as many shares of Common Stock as it is able to issue in accordance with such holder’s Conversion Notice, and with respect to the unconverted Series D Preferred Stock (the “Unconverted Preferred Stock”), the holder, solely at such holder’s option, can elect to, at any time after receipt of notice from the Corporation that there is Unconverted Preferred Stock, to void the holder’s Conversion Notice as to the number of shares of Common Stock the Corporation is unable to issue and retain or have returned, as the case may be, the certificates for the shares of the Unconverted Preferred Stock.

(b)

Mechanics of Fulfilling Holder’s Election. The Company shall immediately send via facsimile to a holder of Series D Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 7(a) above, a notice of the Corporation’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Corporation is unable to fully satisfy such holder’s Conversion Notice, and (ii) the number of shares of Series D Preferred Stock which cannot be converted. In the case, where the Company cannot satisfy the Holder’s Conversion Notice because the Company has reached the Exchange Cap and the Company has not obtained shareholder approval to exceed the Exchange Cap, the Holder shall be entitled to a cash amount determined in accordance with Section 6(m).

8.

Vote to Change the Terms of Preferred Stock. In addition to any other requirements under applicable law, the affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series D Preferred Stock, shall be required for any change to this Certificate of Designation or the Corporation’s Certificate of Incorporation that would amend, alter, change, waive or repeal any of the powers, designations, preferences and rights of the Series D Preferred Stock.

9.

Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing the shares of Series D Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of such certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

10.

Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series D Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series D Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11.	Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

12.

Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series D Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 31st day of August, 2020.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:		/s/ Jed A. Latkin

	Its:	CEO, CFO, COO

EXHIBIT I

NAVIDEA BIOPHARMACEUTICALS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series D Preferred Stock of Navidea Biopharmaceuticals (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series D Preferred Stock, par value $.001 per share (the “Preferred Shares”), of Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation, by tendering the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion: ________________________

Number of Preferred Shares to be converted: ________________________

Stock certificate no(s). of Preferred Shares to be converted: ________________________

The Common Stock has been sold: YES ___ NO ___

Please confirm the following information:

Conversion Rate: ________________________

Number of shares of Common Stock

to be issued: ________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended: ________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:
Facsimile Number:

Authorization:
By:
Title:

Dated: